Exhibit 10.2

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER THAT THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF MAY BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

NEOPROBE CORPORATION

Amended and Restated 10% Series A Senior Secured Convertible Promissory Note
due December 26, 2011

No: 1A	$7,000,000.00
Dated: December 26, 2007
Amended and Restated: July 24, 2009

For value received, NEOPROBE CORPORATION, a Delaware corporation (the “Maker”), hereby promises to pay to the order of Platinum-Montaur Life Sciences, LLC, 152 West 57th Street, New York, NY 10019 (together with its successors, representatives and permitted assigns, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of Seven Million and 00/100 Dollars ($7,000,000), together with interest thereon. This Note is being issued pursuant to the Purchase Agreement, and the Exchange Agreement (as those terms are defined in Section 1.1 hereof).  Upon satisfaction of conditions set forth in the Purchase Agreement, the Maker issued to the Holder the Maker’s 10% Series B Senior Secured Convertible Promissory Note (“Series B Note”) and shares of the Maker’s 8% Series A Convertible Preferred Stock (“Preferred Stock”). This Note and the Series B Note, as amended and restated in connection with the Exchange Agreement, are collectively referred to herein as the “Notes.”

All payments under or pursuant to this Note shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A . The outstanding principal balance of this Note shall be due and payable on December 26, 2011 (the “Maturity Date”) or at such earlier time as provided herein.

ARTICLE I

PAYMENT TERMS

1.1           Purchase Agreement.  This Note has been executed and delivered pursuant to the Securities Purchase Agreement, dated as of December 26, 2007 (the “Purchase Agreement ”), and the Securities Amendment and Exchange Agreement, dated as of July 24, 2009 (the “Exchange Agreement”), each by and among the Maker and the purchasers listed therein. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

1.2           Interest. Beginning on the original issuance date of this Note (the “Issuance Date”), the outstanding principal balance of this Note shall bear interest, in arrears, at a rate per annum equal to ten percent (10%), payable monthly on the first day of each calendar month (each, an “Interest Payment Date”) commencing February 1, 2008, at the option of the Maker in (A) cash or (B) in registered shares of Common Stock; provided, however, (i) payment of interest in shares of Common Stock may only occur if during the 20 Trading Days immediately prior to the applicable Interest Payment Date and through and including the date such shares of Common Stock are issued to the Holder all of the Equity Conditions, unless waived by the Holder in writing, have been met and the Maker shall have given the Holder notice in accordance with the notice requirements set forth below, and (ii) as to such Interest Payment Date, within two days after the Interest Payment Date the Maker shall cause the physical delivery to the Holder of a certificate representing the number of shares of Common Stock to be applied against such interest payment equal to the quotient of (x) the applicable interest payment divided by (y) 90% of the average VWAP for the five (5) Trading Days immediately preceding the Interest Payment Date.  Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months, shall compound monthly and shall accrue commencing on the Issuance Date.  Furthermore, upon the occurrence of an Event of Default (as defined in Section 2.1 hereof), the Maker will pay interest to the Holder, payable on demand, on the outstanding principal balance of and unpaid interest on the Note from the date of the Event of Default until such Event of Default is cured at the rate of the lesser of thirteen percent (13%) and the maximum applicable legal rate per annum.   Notwithstanding the above, the Maker may not issue a number of shares of Common Stock in excess of the Maximum Monthly Interest Share Amount toward the payment of Interest, as to all outstanding Series A Notes and Series B Notes, in the aggregate, during any rolling twenty (20) Trading Day period. For purposes hereof, “Maximum Monthly Interest Share Amount” means 20% of the aggregate dollar trading volume (as reported on Bloomberg) of the Common Stock on the principal Trading Market over the twenty (20) consecutive Trading Day period immediately prior to the applicable Interest Payment Date.

1.3           Payment of Principal; No Prepayment.   The Principal Amount hereof shall be paid in full on the Maturity Date or, if earlier, upon acceleration of this Note in accordance with the terms hereof. Any amount of principal repaid hereunder may not be reborrowed.  The Maker may not prepay any portion of the principal amount of this Note without the prior written consent of the Holder, which may be withheld in the Holder’s sole and absolute discretion.

1.4           Security Agreement.   The obligations of the Maker hereunder are secured by a continuing security interest in certain assets of the Maker pursuant to the terms of a Security Agreement dated as of December 26, 2007 by and between the Maker and the Holder, a Patent, Trademark and Copyright Security Agreement, dated as of December 26, 2007, by and among the Maker and the Maker’s subsidiaries, on the one hand, and the Holder, on the other hand, and a Blocked Account Control Agreement (“Account Control Agreement”) among the Maker, the Holder and U.S. Bank National Association (“Bank”), pursuant to the terms of Section 5.15 of the Purchase Agreement.

1.5           Payment on Non-Business Days.   Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

1.6           Transfer.   This Note may be transferred or sold, subject to the provisions of Section 5.8 hereof, or pledged, hypothecated or otherwise granted as security by the Holder.

1.7           Replacement.   Upon receipt of a duly executed, notarized and unsecured written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof) and a standard indemnity, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

1.8           Use of Proceeds.   The Maker shall use the proceeds of this Note as set forth in the Purchase Agreement.

1.9           Allocation of Payments.  All payments to each of the Series A Holders under the Series A Notes shall be made pro rata among the Series A Holders based upon the aggregate unpaid principal amount of the Series A Notes held by them.

ARTICLE II

EVENTS OF DEFAULT; REMEDIES

2.1           Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a)           any default in the payment of (i) the principal amount hereunder when due, or (ii) interest on, or liquidated damages in respect of, this Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise); or

(b)           the suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed on at least one of the OTC Bulletin Board, the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or The New York Stock Exchange, Inc. for a period of more than five (5) consecutive Trading Days; or

(c)           the Maker shall fail to (i) timely deliver the shares of Common Stock upon conversion of the Note or any interest accrued and unpaid, (ii) file a Registration Statement in accordance with the terms of the Registration Rights Agreement or (iii) make the payment of any fees or other payments due under this Note, the Purchase Agreement, the Registration Rights Agreement or the other Transaction Documents, which failure is not remedied within five (5) business days after such performance is due; or

(d)           while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement) lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of the Registrable Securities (as defined in the Registration Rights Agreement) as provided in the Registration Rights Agreement (other than as a result of any breach of the Registration Rights Agreement or violation of law by any holder of the Notes, or their agents or Affiliates), and such lapse or unavailability continues for a period of ten (10) consecutive Trading Days,  provided  that the Maker has not exercised its rights pursuant to Section 3(n) of the Registration Rights Agreement; or

(e)           default shall be made in the performance or observance of (i) any covenant, condition or agreement contained in this Note (other than is set forth in (a) through (d) above) and such default is not cured within ten (10) days after the earlier of (A) the date the Maker receives notice from the Holder of the occurrence thereof or (B) the date on which the Maker knew or should have known, if it had exercised reasonable diligence, of such default, or (ii) any material covenant, condition or agreement contained in the Purchase Agreement, Registration Rights Agreement, the Series B Note, or any other Transaction Document that is not covered by any other provisions of this Section 2.1 and such default is not cured within ten (10) days after the earlier of (A) the date the Maker receives notice from the Holder of the occurrence thereof or (B) the date on which the Maker knew or should have known, if it had exercised reasonable diligence, of such default; or

(f)           any material representation or warranty made by the Maker herein or in the Purchase Agreement, the Series B Note or any other Transaction Document shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

(g)           the Maker shall (i) default in any payment of any amount or amounts of principal of or interest on any Indebtedness (other than the Indebtedness hereunder) the aggregate principal amount of which Indebtedness, in the aggregate, exceeds $100,000, which default entitles the holder or holders of such Indebtedness to accelerate the maturity thereof, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, which default, event or condition continues beyond any applicable cure period, and the effect of which default, event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(h)           the Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) admit in writing its inability to pay its debts as they become due, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

(i)           a proceeding or case shall be commenced in respect of the Maker, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker, or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days; or

(j)           at any point after 135 vital blue dye lymph nodes have been obtained from patients who have completed surgery and injection of the drug in the Phase 3 clinical trial of Lymphoseek (NEO3-05), the failure of Maker to achieve the primary objective in such trial of efficacy of Lymphoseek, which is the concordance of in-vivo detection rate of Lymphoseek and vital blue dye in tumor-draining sentinel lymph nodes as confirmed by pathology in at least ninety-three percent (93%) of such patients, determined in good faith by the Company and the Holder following a review of the unaudited trial data; or

(k)           the Bank shall provide written notice to the Maker or Holder of the Bank’s termination of the Account Control Agreement, and the Maker does not within forty-five (45) days following such notice (i) establish a replacement blocked account pursuant to Section 5.15 of the Purchase Agreement with another financial institution, on substantially the same terms contained in the Account Control Agreement, or as otherwise reasonably acceptable to Maker and Holder (the “Replacement Account”), (ii) transfer all funds held in the account subject to the Account Control Agreement to the Replacement Account, and (iii) provide evidence to the Holder that an instruction letter, substantially in the form of the Instruction Letter attached as Exhibit M to the Purchase Agreement, has been executed by each of the Maker and Ethicon, irrevocably instructing Ethicon to make payments under the Ethicon Agreement to the Replacement Account; or

(l)           the occurrence of any default or event of default under any other Note or the failure by the Maker to comply with its material obligations under the Certificate of Designations governing the terms of the Preferred Stock.

2.2           Remedies Upon An Event of Default.  If an Event of Default shall have occurred and shall be continuing, the Holder of this Note may at any time at its option declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker; provided, however, that upon the occurrence of an Event of Default described above, the Holder, in its sole and absolute discretion, may (a) demand that the entire principal amount of this Note then outstanding and all accrued and unpaid interest thereon shall be converted into shares of Common Stock at the applicable Conversion Price per share on the Trading Day immediately preceding the date the Holder demands conversion pursuant to this clause, or (b) exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note (including, if applicable, pursuant to Section 3.7 hereof), the Purchase Agreement, the Registration Rights Agreement or applicable law.  No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. No notice or other action of Holder shall be required in the case of an Event of Default set forth in Sections 2.1(h) or (i), and, in such event, the outstanding principal balance and accrued interest hereunder shall be automatically due and payable.

ARTICLE III

CONVERSION; ANTIDILUTION

3.1           Conversion Option.  At any time and from time to time on or after the Issuance Date:

(a)           up to Three Million Five Hundred Thousand and 00/100 Dollars of the outstanding principal balance of this Note (the “First Conversion Tranche”) shall be convertible (in whole or in part and from time to time), at the option of the Holder (the “First Conversion Option”), into such number of fully paid and non-assessable shares of Common Stock (the “First Conversion Rate”) as is determined by dividing (x) that portion of the First Conversion Tranche as of such date that the Holder elects to convert by (y) the First Tranche Conversion Price (as defined in Section 3.2 hereof) then in effect on the date on which the Holder faxes a notice of conversion (the “Conversion Notice”), duly executed, to the Maker (facsimile number (614) 793-7520, Attn.: Brent L. Larson, Vice President - Finance) (the “Conversion Date”); and

(b)           up to an additional Three Million Five Hundred Thousand and 00/100 Dollars of the outstanding principal balance of this Note (the “Second Conversion Tranche”) shall be convertible (in whole or in part and from time to time), at the option of the Holder (the “Second Conversion Option”), into such number of fully paid and non-assessable shares of Common Stock (the “Second Conversion Rate”) as is determined by dividing (x) that portion of the Second Conversion Tranche as of such date that the Holder elects to convert by (y) the Second Tranche Conversion Price (as defined in Section 3.2 hereof) then in effect on the Conversion Date, provided, however, that the First and Second Tranche Conversion Prices shall be subject to adjustment as described in Section 3.5 below.  The Holder shall deliver this Note to the Maker at the address designated in the Purchase Agreement at such time that this Note is fully converted. With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of each Conversion Date.

3.2           Conversion Price. The term “First Tranche Conversion Price” shall mean $0.26, subject to adjustment under Section 3.5 hereof. The term “Second Tranche Conversion Price” shall mean $0.9722, subject to adjustment under Section 3.5 hereof. The First and Second Tranche Conversion Prices are hereinafter referred to collectively as the “Conversion Prices.”

3.3           Mechanics of Conversion.

(a)           Not later than three (3) Trading Days after any Conversion Date, the Maker or its designated transfer agent, as applicable, shall issue and deliver to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, the number of shares of Common Stock to which the Holder shall be entitled upon such conversion, registered in the name of the Holder or its designee.  In the alternative, not later than three (3) Trading Days after any Conversion Date, the Maker shall deliver to the applicable Holder by express courier a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required pursuant to the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of this Note (the “Delivery Date”). Notwithstanding the foregoing to the contrary, the Maker or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the Holder’s behalf via DWAC (or certificates free of restrictive legends) if such conversion is in connection with a sale by the Holder and the Holder has complied with the applicable prospectus delivery requirements or an exemption from such registration requirements (each as evidenced by documentation furnished to and reasonably satisfactory to the Maker). If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the Holder by the Delivery Date, the Holder shall be entitled by written notice to the Maker at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Maker shall immediately return this Note tendered for conversion, whereupon the Maker and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 3.3(b) and (c) shall be payable through the date notice of rescission is given to the Maker.

(b)           The Maker understands that a delay in the delivery of the shares of Common Stock upon conversion of this Note beyond the Delivery Date could result in economic loss to the Holder. If the Maker fails to deliver to the Holder such shares via DWAC (or, if applicable, certificates), or fails to deliver unlegended certificates representing such shares if required pursuant to Section 3.3(a) hereof, by the Delivery Date, the Maker shall pay to such Holder, in cash, an amount per Trading Day for each Trading Day until such shares are delivered via DWAC or certificates are delivered (if applicable), together with interest on such amount at a rate of 10% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to the greater of (A) (i) 1% of the aggregate principal amount of the Notes requested to be converted for the first five (5) Trading Days after the Delivery Date and (ii) 2% of the aggregate principal amount of the Notes requested to be converted for each Trading Day thereafter and (B) $2,000 per day (which amount shall be paid as liquidated damages and not as a penalty). Nothing herein shall limit a Holder’s right to pursue actual damages for the Maker’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Maker shall only be obligated to pay the liquidated damages accrued in accordance with this Section 3.3(b) through the date the Conversion Notice is withdrawn.

3.4           Ownership Cap and Certain Conversion Restrictions.

(a)           Notwithstanding anything to the contrary set forth in Section 3 of this Note, at no time may the Holder convert all or a portion of this Note if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock which would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon the Holder providing the Maker with sixty-one (61) days notice (pursuant to Section 4.1 hereof) (the “Waiver Notice”) that the Holder waives the limitations contained  in this Section 3.4(a) with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 3.4(a) will be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice.

(b)           Notwithstanding anything to the contrary set forth in Section 3 of this Note, at no time may the Holder convert all or a portion of this Note if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the Holder at such time, would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time;  provided,  however, that upon the Holder providing the Maker with a Waiver Notice that the Holder waives the limitations contained in this Section 3.4(b) with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 3.4(b) shall be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice.

(c)           Notwithstanding the above, the provisions of Section 3.4(a) and 3.4(b) shall not be applicable when calculating any adjustment to the Conversion Prices hereunder or any other adjustments under Section 3.5 hereof.

3.5           Adjustment of Conversion Prices.

(a)           Until the Note has been paid in full or converted in full, each of the Conversion Prices shall be subject to adjustment from time to time as follows (but shall not be increased, other than pursuant to Section 3.5(a)(i) hereof):

(i)           Adjustments for Stock Splits and Combinations.  If the Maker shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Prices in effect immediately prior to the stock split shall be proportionately decreased.  If the Maker shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Prices in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 3.5(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)            Adjustments for Certain Dividends and Distributions.   If the Maker shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Prices in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying each of the applicable Conversion Prices then in effect by a fraction:

(A)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(B)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)           Adjustment for Other Dividends and Distributions.   If the Maker shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Maker or any other Person other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Prices shall be made and provision shall be made (by adjustments of the Conversion Prices or otherwise) so that the holders of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Maker or other issuer (as applicable) which they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 3.5(a)(iii) with respect to the rights of the holders of this Note; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(iv)          Adjustments for Reclassification, Exchange or Substitution.    If the Common Stock issuable upon conversion of this Note at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 3.5(a)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 3.5(a)(v)), then, and in each event, an appropriate revision to the Conversion Prices shall be made and provisions shall be made (by adjustments of the Conversion Prices or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)           Adjustments for Reorganization, Merger, Consolidation or Sales of Assets.   If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Maker (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 3.5(a)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 3.5(a)(iv)), or a merger or consolidation of the Maker with or into another corporation where the holders of outstanding voting securities prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Maker’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change, (A) if the surviving entity in any such Organic Change has a class of equity securities registered under the Exchange Act, and its common stock is listed or quoted on a national exchange or the OTC Bulletin Board, an appropriate revision to the Conversion Prices shall be made and provision shall be made (by adjustments of the Conversion Prices or otherwise) so that the Holder shall have the right thereafter to convert such Note into the kind and amount of shares of stock and other securities or property of the Maker or any successor corporation resulting from such Organic Change, and (B) if the surviving entity in any such Organic Change does not have a class of equity securities registered under the Exchange Act, or its common stock is not listed or quoted on a national exchange or the OTC Bulletin Board, the Holder shall have the right to accelerate the maturity of this Note.  In any case referenced in clause (A) above, appropriate adjustment shall be made in the application of the provisions of this Section 3.5(a)(v) with respect to the rights of the Holder after the Organic Change to the end that the provisions of this Section 3.5(a)(v) (including any adjustment in the applicable Conversion Prices then in effect and the number of shares of stock or other securities deliverable upon conversion of this Note) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(b)          Record Date. In case the Maker shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(c)           [Reserved]

(d)           No Impairment.   The Maker shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 3.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holder against impairment.

(e)           Certificates as to Adjustments.   Upon occurrence of each adjustment or readjustment of either of the Conversion Prices or number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 3.5, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Maker shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Prices in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note. Notwithstanding the foregoing, the Maker shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(f)           Issue Taxes.   The Maker shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Maker shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(g)           Fractional Shares.   No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Maker shall pay cash equal to the product of such fraction multiplied by the average of the Closing Prices of the Common Stock for the five (5) consecutive Trading Days immediately preceding the Conversion Date.

(h)           Regulatory Compliance.   If any shares of Common Stock to be reserved for the purpose of conversion of this Note or any interest accrued thereon require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Maker shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

3.6           Inability to Fully Convert.

(a)           Holder’s Option if Maker Cannot Fully Convert.   If, upon the Maker’s receipt of a Conversion Notice, the Maker cannot issue shares of Common Stock registered for resale under the Registration Statement if required pursuant to the Registration Rights Agreement for any reason, including, without limitation, because the Maker (i) does not have a sufficient number of shares of Common Stock authorized and available, (ii) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Maker or any of its securities from issuing all of the Common Stock which is to be issued to the Holder pursuant to a Conversion Notice or (iii) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Maker shall issue as many shares of Common Stock as it is able to issue in accordance with the Holder’s Conversion Notice and, with respect to the unconverted portion of this Note, the Holder, solely at Holder’s option (and in addition to all other remedies hereunder), can elect to:

(A)           require the Maker to prepay that portion of this Note for which the Maker is unable to issue Common Stock in accordance with the Holder’s Conversion Notice (the “Mandatory Prepayment”) in an amount equal to one hundred twenty-five percent (125% of the portion of aggregate principal amount of this Note that Maker was unable to convert to Common Stock (the “Mandatory Prepayment Price”);

(B)            if the Maker’s inability to fully convert is pursuant to Section 3.6(a)(iii) above, require the Maker to issue restricted shares of Common Stock in accordance with such holder’s Conversion Notice; or

(C)           void its Conversion Notice and retain or have returned, as the case may be, this Note that was to be converted pursuant to the Conversion Notice (provided that the Holder’s voiding its Conversion Notice shall not effect the Maker’s obligations to make any payments which have accrued prior to the date of such notice).

(b)           Mechanics of Fulfilling Holder’s Election.   The Maker shall immediately send via facsimile to the Holder, upon receipt of a facsimile copy of a Conversion Notice from the Holder which cannot be fully satisfied as described in Section 3.6(a) above, a notice of the Maker’s inability to fully satisfy the Conversion Notice (the “Notice of Inability to Convert”). Such Inability to Convert Notice shall indicate (i) the reason why the Maker is unable to fully satisfy such holder’s Conversion Notice, (ii) the amount of this Note which cannot be converted, and (iii) the applicable Mandatory Prepayment Price. The Holder shall notify the Maker of its election pursuant to Section 3.6(a) above by delivering written notice via facsimile to the Maker (“Election Upon Inability to Convert”).

(c)           Payment of Prepayment Price.   If the Holder shall elect to have its Notes prepaid pursuant to Section 3.6(a)(A) above, the Maker shall pay the Mandatory Prepayment Price to the Holder within thirty (30) days of the Maker’s receipt of the Holder’s Election Upon Inability to Convert,  provided  that prior to the Maker’s receipt of the Holder’s Election Upon Inability to Convert the Maker has not delivered a notice to the Holder stating, to the satisfaction of the Holder, that the event or condition resulting in the Mandatory Prepayment has been cured and all Conversion Shares issuable to the Holder can and will be delivered to the Holder in accordance with the terms of this Note. If the Maker shall fail to pay the applicable Mandatory Prepayment Price to the Holder within five (5) business days following the Maker’s receipt of the Holder’s Election Upon Inability to Convert (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Mandatory Prepayment Price), in addition to any remedy the Holder may have under this Note and the Purchase Agreement, such unpaid amount shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full. Until the full Mandatory Prepayment Price is paid in full to the Holder, the Holder may (i) void the Mandatory Prepayment with respect to that portion of the Note for which the full Mandatory Prepayment Price has not been paid, (ii) receive back such Note, and (iii) require that the Conversion Prices of such returned Note be adjusted to the lesser of (A) the Conversion Prices as in effect on the date on which the Holder voided the Mandatory Prepayment and (B) the lowest Closing Price during the period beginning on the Conversion Date and ending on the date the Holder voided the Mandatory Prepayment.

(d)           Pro-rata Conversion and Prepayment.   In the event the Maker receives a Conversion Notice from more than one holder of the Series A Notes on the same day and the Maker can convert and prepay some, but not all, of the Series A Notes pursuant to this Section 3.6, the Maker shall convert and prepay from each holder of the Series A Notes electing to have its Series A Notes converted and prepaid at such time an amount equal to such holder’s pro-rata amount (based on the principal amount of the Series A Notes held by such holder relative to the principal amount of the Series A Notes outstanding) of all the Series A Notes being converted and prepaid at such time.

3.7           Prepayment Upon Triggering Event.

(a)           Prepayment Option Upon Triggering Event.  In addition to all other rights of the Holder contained herein, after a Triggering Event (as defined below), the Holder shall have the right, at the Holder’s option, to require the Maker to prepay all or a portion of this Note in cash at a price equal to the sum of  (i) one hundred percent (100%) of the aggregate principal amount of this Note plus all accrued and unpaid interest, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of this Note and the other Transaction Documents (the “Prepayment Price”).  If the Holder demands payment of the Prepayment Price pursuant to this Section 3.7, the Maker shall deliver such payment to the Holder within 5 business days after the receipt of such demand

(b)           Triggering Event.  A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i)             any Event of Default pursuant to Sections 2.1 (b), (c) or (d) shall have occurred;

(ii)             the Maker’s notice to any holder of the Notes, including by way of public announcement, at any time, of its inability to comply or its intention not to comply with proper requests for conversion of any Notes into shares of Common Stock; or

(iii)             the Maker deregisters its shares of Common Stock and as a result such shares of Common Stock are no longer publicly traded; or

(iv)             the Maker consummates a “going private” transaction and as a result the Common Stock is no longer registered under Sections 12(b) or 12(g) of the Exchange Act.

3.8           No Rights as Shareholder.   Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any other rights as a shareholder of the Maker.

ARTICLE IV

COVENANTS

For so long as this Note is outstanding, without the prior written consent of the holders of at least a majority of the then outstanding principal balance hereof:

4.1           No Liens.   The Maker shall not, and shall not permit its Subsidiaries to, enter into, create, incur, assume or suffer to exist any Liens on or with respect to any of its assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, other than:

(a)           Liens that are Permitted Encumbrances;

(b)           Liens for purchase money obligations, incurred in the ordinary course of the Maker’s business, to acquire assets that do not exceed the purchase price of the asset and that encumber only the asset being purchased; and

(c)           any Lien listed on Schedule 3.12 to the Purchase Agreement.

4.2           No Indebtedness.   The Maker shall not, and shall not permit any Subsidiary to, enter into, create, incur, assume or suffer to exist any Indebtedness, other than

(a)           Indebtedness existing on the Issuance Date and disclosed in the Commission Documents;

(b)           Indebtedness created under the Transaction Documents;

(c)           Non-current liabilities for post-employment healthcare and other insurance benefits;

(d)           Trade payables and insurance premium financing incurred in the ordinary course of business and consistent with past practices; and

(e)           Indebtedness secured by Liens permitted under Section 4.1.

4.3           Compliance with Transaction Documents.   The Maker shall, and shall cause its Subsidiaries to, comply with its obligations under this Note, the Series B Note and the other Transaction Documents.

4.4           Compliance with Law.   The Maker shall, and shall cause each of its Subsidiaries to, comply with law and duly observe and conform in all material respects to all valid requirements of Governmental Authorities relating to the conduct of its business or to its properties or assets.

4.5           Transactions with Affiliates.   The Maker shall not, and shall not permit its Subsidiaries to, engage in any transactions with any officer, director, employee or any Affiliate of the Maker, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Maker, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $50,000, other than (i) for payment of reasonable salary for services actually rendered, as approved by the Board of Directors of the Maker as fair in all respects to the Maker, and (ii) reimbursement for expenses incurred on behalf of the Maker.

4.6           No Dividends.   The Maker shall not, and shall not permit any Subsidiary to, (a) declare or pay any dividends or make any distributions to any holder(s) of Common Stock or other equity security of the Maker or such Subsidiaries (other than dividend and distributions from a Subsidiary to the Maker and dividends on the Preferred Stock), (b) purchase or otherwise acquire for value, directly or indirectly, any shares or other equity security of the Maker, (c) form or create any subsidiary become a partner in any partnership or joint venture, or make any acquisition of any interest in any Person or acquire substantially all of the assets of any Person, or (d) transfer, assign, pledge, issue or otherwise permit any equity or other ownership interests in the Subsidiaries to be beneficially owned or held by any person other than the Maker and, in the case of Cira Biosciences, Inc. the persons owning or holding such securities on the Issuance Date; provided, however, that Maker’s Cira Biosciences, Inc. subsidiary may issue equity securities in connection with third-party arms-length capital raising transactions and pay dividends to the holders of such equity securities in accordance with their terms.

4.7           No Merger or Sale of Assets.   The Maker shall not, and shall not permit any Subsidiary to, (a) merge or consolidate or sell or dispose of all its assets or any substantial portion thereof, or (b) in any way or manner alter its organizational structure or effect a change of entity; provided, however, that the Maker shall be permitted to sell or dispose of its assets (but not all or substantially all of its assets) in the ordinary course of its business and consistent with past practice.

4.8           Payment of Taxes, Etc.   The Maker shall, and shall cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Maker and the Subsidiaries, except for such failures to pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Maker or such Subsidiaries shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Maker and such Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

4.9           Corporate Existence.   the Maker shall, and shall cause each of its Subsidiaries to, maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

4.10         Investment Company Act.   The Maker shall conduct its businesses in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

4.11         Maintenance of Assets.   The Maker shall, and shall cause its Subsidiaries to, keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

4.12         Indebtedness to Affiliates.   The Maker shall not, and shall not permit any Subsidiary to, make any payment on any indebtedness owed to officers, directors or Affiliates, except for reimbursements of reasonable and typical business expenses.

4.13         Restriction on Dividends.   The Maker shall not, and shall not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to pay dividends or distributions to the Maker, pay any indebtedness owed to the Maker or transfer any properties or assets to the Maker

4.14         No Investments.  The Maker shall not, and shall not permit any Subsidiary to, make or suffer to exist any Investments or commitments therefor, other than Investments made in the ordinary course of business.

4.15         Transfers to Subsidiaries.  The Maker shall not make any transfers of funds or other assets to any Subsidiary except in the ordinary course of business and consistent with past practice.

ARTICLE V

MISCELLANEOUS

5.1           Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, telecopy or facsimile at the address or number designated in the Purchase Agreement (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Maker will give written notice to the Holder at least ten (10) days prior to the date on which the Maker takes a record (x) with respect to any dividend or distribution upon the Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (z) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Maker will also give written notice to the Holder at least ten (10) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to the Holder prior to such information being made known to the public. The Maker shall promptly notify the Holder of this Note of any notices sent or received, or any actions taken with respect to the Series A Notes.

5.2           Governing Law.   This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

5.3           Headings.   Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

5.4           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.   The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof).  The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach may be inadequate. Therefore the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

5.5           Enforcement Expenses.   In the event of any default under this Note, Maker agrees to pay the reasonable costs and expenses of Holder in enforcing this Note (including reasonable attorneys’ fees and court costs), subject, in the case of any suit, action or proceeding to enforce this Note, to Section 5.9.

5.6           Binding Effect.   The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

5.7           Amendments.   This Note may not be modified or amended in any manner except in writing executed by the Maker and the holders of a majority of the outstanding principal balance of the Series A Notes.

5.8           Compliance with Securities Laws.   The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note except in compliance with applicable securities laws. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER THAT THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE MAY BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.”

5.9           Consent to Jurisdiction. Each of the Maker and the Holder irrevocably agrees that the any legal action or proceeding arising out of or relating to this Note may be brought in the Courts of New York County, New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the Maker and the Holder hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, at the address in effect for notices to it under the Purchase Agreement, such service to become effective 10 days after such mailing. Nothing in this Section 5.9 shall affect or limit any right to serve process in any other manner permitted by law. Each of the Maker and the Holder hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to this Note shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party. The Maker and the Holder hereby waive all rights to trial by jury.

5.10         Parties in Interest. This Note shall be binding upon, inure to the benefit of and be enforceable by the Maker, the Holder and their respective successors and permitted assigns.

5.11         Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

5.12        Waivers; Dispute Resolution.

(a)        Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note. No delay or omission on the part of the Holder in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Holder, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

(b)        In the case of a dispute as to the determination of the Closing Price or the VWAP or the arithmetic calculation of the Conversion Prices, any adjustment to the Conversion Prices, liquidated damages amount, interest or dividend calculation, or any redemption price, redemption amount, adjusted Conversion Prices, or similar calculation, or as to whether a subsequent issuance of securities is prohibited hereunder or would lead to an adjustment to the Conversion Prices, the Maker shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt, or deemed receipt, of the Conversion Notice, any redemption notice, default notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Maker are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Maker shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Closing Price or the VWAP to an independent, reputable investment bank selected by the Maker and approved by the Holder, which approval shall not be unreasonably withheld, (b) the disputed arithmetic calculation of the Conversion Prices, adjusted Conversion Prices or any redemption price, redemption amount or default amount to the Maker’s independent, outside accountant or (c) the disputed facts regarding whether a subsequent issuance of securities is prohibited hereunder or would lead to an adjustment to the Conversion Prices (or any of the other above described facts not expressly designated to the investment bank or accountant), to an expert attorney from a nationally recognized outside law firm (having at least 100 attorneys and having with no prior relationship with the Maker) selected by the Maker and approved by the Lead Purchaser as defined in the Purchase Agreement). The Maker, at the Maker’s expense, shall cause the investment bank, the accountant, the law firm, or other expert, as the case may be, to perform the determinations or calculations and notify the Maker and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s, accountant’s or attorney’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

5.13        Additional Definitions. Terms used herein and not defined shall have the meanings set forth in the Purchase Agreement.  For the purposes hereof, the following terms shall have the following meanings:

“Closing Price” shall mean (i) the last trading price per share of the Common Stock on such date on the OTC Bulletin Board or a registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the last trading price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the price of the Common Stock is not then reported by the OTC Bulletin Board or a registered national securities exchange, then the average of the “Pink Sheet” quotes for the relevant date, as reported by the National Quotation Bureau, Inc., or (iii) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by the Holder and reasonably acceptable to the Maker.

“Equity Conditions” shall mean, during the period in question, (i) the Maker shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Conversion Notices of the Holder, if any, (ii) all liquidated damages and other amounts owing to the Holder in respect of this Note shall have been paid; (iii) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares issuable pursuant to the Transaction Documents, whether by conversion or exercise, forced conversion, in lieu of cash interest or otherwise (and the Maker believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iv) the Common Stock is trading on the Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed for trading on a Trading Market (and the Maker believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the Transaction Documents, (vi) there is then existing no Event of Default or event which, with the passage of time or the giving of notice, would constitute an Event of Default, (vii) the issuance of the shares in question (including shares of Common Stock as interest hereunder) to the Holder would not violate the 4.99% or 9.99% beneficial ownership limitations set forth in Section 3.4 hereof, and (viii) no public announcement of a pending or proposed Triggering Event has occurred.

“Investment” means, with respect to any Person, all investments in any other Person, whether by way of extension of credit, loan, advance, purchase of stock or other ownership interest (other than ownership interests in such Person), bonds, notes, debentures or other securities, or otherwise, and whether existing on the date of this Agreement or thereafter made, but such term shall not include the cash surrender value of life insurance policies on the lives of officers or employees, excluding amounts due from customers for services or products delivered or sold in the ordinary course of business.

“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board, or (b) if the Common Stock is not traded on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices);  provided ,  however , that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Trading Market” means the Over the Counter Bulletin Board, the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the American Stock Exchange.

“VWAP” means, for any date, (i) the daily volume weighted average price of the Common Stock for such date on the OTC Bulletin Board (or national securities exchange, if applicable) as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board (or national securities exchange, if applicable) and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Maker.

[Signature on following page]

IN WITNESS WHEREOF, the Maker has caused this Amended and Restated Note to be duly executed by its duly authorized officer as of July 24, 2009.

NEOPROBE CORPORATION

By: /s/ Brent L. Larson

Its: Vice-President, Finance & CFO

EXHIBIT A

HOLDER’S ACCOUNT INSTRUCTIONS